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                                                                   Exhibit 10.33


                                   AGREEMENT


     This Agreement ("Agreement") is made and entered into this ___ day of _________, 2003 between CART, Inc., a Michigan corporation, having its place of business at 5350 Lakeview Parkway South Drive, Indianapolis, IN 46268 ("CART") and Patrick Racing, Inc. 8431 Georgetown Rd., Suite 400, Indianapolis, IN 46268 ("TEAM").


                              W I T N E S S E T H:

     WHEREAS, CART has sanctioned the Bridgestone Presents the Champ Car World Series Powered by Ford ("Championship Series") in 2003 ("Race Year");

     WHEREAS, CART desires to induce TEAM to enter a race car (car #20) exclusively in the Championship Series in the Race Year and TEAM is interested in entering a race car upon the terms and conditions set forth herein;

     WHEREAS, CART desires to obtain endorsement and promotional services, and TEAM is willing to advertise and promote the Championship Series on the terms and conditions hereafter set forth; and

     WHEREAS, the parties desire to establish a mutually beneficial relationship in accordance with the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

      1. TEAM shall prepare and enter and expend its best efforts to qualify and race one (1) race car exclusively in the Championship Series, in all of the races in the Race Year.

      2. In consideration for TEAM's agreement to race in each of the races, and in consideration of TEAM's providing promotional benefits through advertising on the race car and other below enumerated promotional services, CART agrees to pay TEAM the sum of One Million Four Hundred Thousand ($1,400,000.00) Dollars during the 2003 race season. The payments will be made in nineteen (19) equal installments. The payments shall be made during the week following each of the races in the race season. If there are less than nineteen (19) races in the race season, the monies remaining after the last race of the season shall be paid in a lump sum.

      3. TEAM understands that the payment of the funds set forth in paragraph 2 above is intended to supplement TEAM's revenue so that TEAM has enough funding to field a team during the Race year. In the event that TEAM receives sponsorship revenue that totals more than Seven Million ($7,000,000.00) Dollars net (less commissions), TEAM will reimburse


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         CART fifty (50%) percent of all excess amounts until CART has been reimbursed the amount set forth in paragraph 2 above. For purposes of this Agreement, net sponsorship revenue less commissions shall include all amounts given to TEAM under this Agreement and the Entrant Support and Participation Agreement. So long as this Agreement remains in effect, and for a period of one (1) year thereafter, TEAM agrees to maintain complete and accurate books and records containing information necessary to calculate the amount of net sponsorship (less commissions) funds collected. Upon at least ten (10) days written notice by CART, TEAM shall allow its books and records to be examined and audited by CART at reasonable times.

      4. TEAM agrees to abide by all the rules and regulations of CART and the series including but not limited to execution of the Entrant Support and Participant Agreement.

      5. TEAM agrees that it shall provide the following promotional services to
         CART:

         A. CART may assign to TEAM a "CART Sponsor" for purposes of this Agreement. The CART Sponsor will be a single entity that has provided CART sponsorship revenue. CART will not assign the CART sponsor to any other team. A CART Sponsor may be rejected by TEAM if such sponsorship violates or conflicts with any existing TEAM sponsorship agreement that TEAM has entered into prior to the CART Sponsor being presented to TEAM.

         B. Identification Elements (at the sole cost of the CART Sponsor - These items will be provided for in 2003:

            (i) Logo identification on the team transporter and logistic trailers

            (ii) Logo identification on the racing transporter, fire suits and uniforms

            (iii) Website link to CART.com

         C. Signage: (at the sole cost of the CART Sponsor and subject to any existing sponsorship agreements with TEAM, which shall take priority).

            (i) On at least Four spaces on the race car, including the front and rear wings and or portions of the sidepod top and the engine cowling if available.


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            (ii)  Prominent Logo on Team/Driver Uniforms (placement and size subject to TEAM's reasonable discretion).

                  a. Driver's cap - CART Sponsor signage prominently displayed
                  b. Driver's "off track" clothing - CART Sponsor prominently displayed on driver's casual wear
                  c. Crew helmets - CART Sponsor signage prominently displayed
                  d. Crew fire suits - Color and design of fire suit determined by CART Sponsor
                  e. Crew caps - CART Sponsor signage prominently displayed

            (iii) Prominent Logo on team equipment

                  a. CART Sponsor logo on scoring stand, refueling station, and other team pit equipment
                  b. CART Sponsor logo on team transporters - Color and design of graphics on team transporters determined by CART Sponsor

            (iv)  Prominent Pit banner signage during race events

            (v)   Coordinated Public Relations Program

                  a. Sponsor recognition in all interviews; print, television, radio, and digital mediums
                  b. Usage of driver/car/team for advertising needs
                  c. Media releases announcing team and sponsorship activities
                  d. Recognition on web page as a primary sponsor
                  e. Primary sponsor recognition on all Team printed material
                  f. Dedicated Public Relations department

         D. Team must supply hospitality for CART Sponsor and its guest as set forth below:

            (i)   All CART Events where TEAM has its hospitality unit
            (ii)  Five (5) annual credentials each year
            (iii) Five (5) paddock credentials and pit passes at each event
            (iv)  Five (5) grandstand tickets at each event
            (v)   Two (2) Suite tickets at each event


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      6. The term of this Agreement shall commence upon the date both parties have executed this Agreement and shall continue until the end of the 2003 Race Year unless terminated prior thereto pursuant to the terms hereof.

      7. Except with the written approval of CART, TEAM will not disclose, publish or disseminate confidential information (which shall be defined as the terms of this Agreement) to anyone other than those of their employees, attorneys and accountants with a need to know and TEAM agrees to take such reasonable precautions as may be necessary to prevent any unauthorized use, disclosure, publication, dissemination of confidential information which shall include the terms of this Agreement. In the event TEAM violates the provisions of this paragraph, CART has the right to declare this Agreement null and void and TEAM shall be required to refund any monies paid through that date. Further, any press releases or public statements regarding the relationship of the parties must be approved by CART.

      8. The parties acknowledge the importance of each party's reputation, good will and public image and, accordingly, agree to maintain and enhance such image by restraining from taking any action contrary to the best interest of either party, or detracting from the reputation of either party. Each party shall refrain from making any statements about the other party that adversely affects, casts in an unfavorable light, or otherwise maligns the business or reputation of such other party or any of its principals.

      9. TEAM will maintain throughout the length of this Agreement, commercial general liability insurance (including but not limited to advertising liability and contractual liability coverage applicable to the terms of the indemnification provisions of this Agreement) covering claims for personal and bodily injury, and property damage arising out of the staging and performance of the races, with limits of at least Three Million ($3,000,000.00) Dollars combined single limit per occurrence. Each party shall specifically name CART as an additional insured.

     10. TEAM agrees to indemnify, defend and hold harmless CART and any sponsor's of CART whose logo may appear on TEAM's car from and against any and all expenses, damages, claims, suits, actions, judgments, and costs, including reasonable attorneys' fees arising out of or in connection with the running of a car in any race during the Race year.

     11. This Agreement shall be governed and construed in accordance with the laws of the State of Indiana. If a dispute arises under this Agreement which cannot be resolved first through good faith negotiations, such dispute shall be submitted to arbitration and resolved by a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Such arbitration shall take place at


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         the office of the American Arbitration Association located in
         Indianapolis, IN. The award of decision rendered by the arbitrator shall be final, binding and conclusive and judgment may be entered upon such award by any court. This provision shall survive the termination and/or expiration of this Agreement.

     12. This writing constitutes the entire Agreement between the parties hereto regarding the subject matter hereof and may not be changed or modified except by a writing signed by the party or parties to be changed thereby.

     13. This Agreement does not constitute and shall not be construed as a consulting, partnership or joint venture between TEAM and CART. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third party.

     14. The failure of either party at any time or times to demand strict performance by the other of any of the terms, covenants or conditions set forth herein shall not be construed as a continuing waiver or relinquishment thereof and each may at any time demand strict and complete performance by the other of said terms, covenants and conditions.

     15. This Agreement has been jointly drafted by the respective representatives of CART and TEAM and no party shall be considered as being responsible for such drafting for the purpose of applying any rule construing ambiguities against the drafter or otherwise. No draft of this Agreement shall be taken into account in construing the Agreement.

     16. It is hereby understood and agreed to by CART and TEAM that any statement or notice required to be given hereunder shall be deemed given if mailed, certified mail, return receipt requested to the following addresses:

         If to CART: CART, Inc.
                     5350 Lakeview Parkway South Drive
                     Indianapolis, IN  46268
                     Attn: J. Carlisle Peet, III

         If to TEAM: Patrick Racing, Inc.
                     8431 Georgetown Rd., Suite 400
                     Indianapolis, IN 46268

     17. This Agreement may be terminated in the event that:


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         (i)   Either party to this Agreement files a petition in bankruptcy or a petition in bankruptcy is filed against either party to this Agreement that is not removed within thirty (30) days from the date such petition is filed; a general assignment of either party's assets is made for the benefit of creditors; or CART dissolved or liquidates pursuant to Delaware state law or otherwise.

         (ii) Either party to this Agreement breaches any of the material representations, warranties or covenants contained in this Agreement, which breach is not cured by the breaching party within thirty (30) days after receiving written notice of such breach from the other party.

         If the Agreement is terminated by TEAM pursuant to the terms of this Paragraph 17, TEAM shall be entitled to retain all sums paid to it by CART through the date of termination.

         If the Agreement is terminated by CART pursuant to a breach of the terms of this Agreement as defined in 17(ii) CART shall be entitled to immediately terminate any future payments to TEAM and shall be entitled to a refund by TEAM of all monies previously paid under this Agreement. If CART terminates this Agreement pursuant to Paragraph 17(i), it shall be entitled to immediately terminate any further payments to TEAM.

     18. Titles to articles, paragraphs and subparagraphs are for information purposes only and shall not be considered a substantive part of the Agreement.

     19. This Agreement and any subsequent amendments may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement and any subsequent amendments may be signed and delivered by facsimile transmission, which delivery shall have the same binding effect as delivery of the document containing the original signature. At the request of any party, any document delivered by facsimile signature shall be followed by or re-executed by all parties in original form, provided that the failure of any party to do so will not invalidate the signature delivered by facsimile transmission.

     20. In the event that any provisions of this Agreement are found to be invalid or unenforceable by any court of competent jurisdiction, such provision may be deemed severed and any such finding shall not invalidate or render unenforceable any other provisions hereof.


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     21. Each party shall comply with all governmental laws, ordinances, and regulations applicable to the performance of this Agreement over which said party has jurisdiction and control.

     22. This Agreement may be unilaterally terminated by CART in the event CART is unable to field eighteen (18) entrants in the 2003 Race Year or in the event CART ceases to sanction races during the Race Year. In the event of such termination, this Agreement shall be null and void with no further obligations or liability on the part of either party. It is further agreed and understood that this Agreement must be approved by the Board of Directors of CART's parent company.


                                        CART, Inc.

                                        By:_____________________________________

                                        Its:____________________________________


                                        PATRICK RACING, INC.

                                        By:_____________________________________

                                        Its:____________________________________